HYPERDYNAMICS
NYSE Amex: HDY

Hyperdynamics Corporation Signs Memorandum of Understanding with Guinea Government

Sugar Land, Texas, September 14, 2009 - Hyperdynamics Corporation (NYSE Amex: HDY) today announced that following a week of negotiations, Ray Leonard, Chief Executive Officer, and Minister of Mines, Energy and Hydraulics of the Republic of Guinea, Mahmoud Thiam, have signed a Memorandum of Understanding ("MOU"). The MOU is a binding agreement reaffirming the validity of Hyperdynamics' concession.

Leonard stated, "I am pleased that the government supports Hyperdynamics' continuing program to explore for oil and gas offshore Guinea. This agreement clarifies key points such as the relinquishment dates of portions of our acreage and continuing rights, which allows us to move forward on our planned seismic program in the fourth quarter 2009."

Key terms of the agreement include the following:

- The Government of Guinea reaffirms the validity of Hyperdynamics' concession and the Company's right to choose 36%, being 28,800 square kilometers, (11,160 square miles) of the initial acreage and carry it through the exploration period.
- The required relinquishment of 64% of the acreage by the Company, as stated in the 2006 Hydrocarbon Production Sharing Contract, must take place by December 31, 2009.
- The Company must spud its first well no later than calendar year 2011.
- Hyperdynamics has the right of first refusal on any new concessions Guinea offers within the 64% relinquished area, granting Hyperdynamics the right to match the terms offered by another party.
- The contract in its entirety will be reviewed to assure it is in conformity with international standards. If this process has not come to a satisfactory conclusion within six months, any unresolved points will be submitted to international arbitration.

A joint working team of Hyperdynamics Corporation and the Ministry of Mines, Energy and Hydraulics technical experts will begin joint work in October to identify outstanding points in the contract and begin transference of data to Guinea to allow the Ministry to prepare for the handling of the released acreage.

About Hyperdynamics
Hyperdynamics Corporation is committed to providing energy for the future by exploring internationally for new sources of oil and gas. It holds the exploration license for the offshore area of the West African Republic of Guinea. To find out more about Hyperdynamics, visit its website at http://www.hyperdynamics.com.

Forward Looking Statements
This news release and the Company's website referenced in this news release contain forward looking statements as defined by the U.S. Securities and Exchange Commission regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, risks associated with operating in a developing country in Africa, political developments in Guinea, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward-looking statements.

Contacts:

Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321